EXHIBIT 10.1

EMPLOYMENT AGREEMENTPRIVATE

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 12th day of February, 2018, (“Effective Date”) by and between Lone Star Gold, Inc., a Nevada corporation (the "Corporation"), and William R. Alessi, Jr. (the "Employee").

R E C I T A L S:

WHEREAS, the Corporation desires to employ the Employee for the term provided herein, and the Employee desires to be employed by the Corporation for such term, pursuant to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

AGREEMENT

The Corporation hereby employs the Employee and the Employee accepts such employment, on the terms and conditions contained in this Agreement.

1.	Term

a.	Basic Term: The Corporation shall employ Employee for the period commencing on the Effective Date and ending upon the earlier of (i) two (2) year(s) from the Effective Date (the "Term Date"), as extended under Section 1(b); or (ii) the date upon which the employment is terminated in accordance with Section 1.(c) or 4.

b.	Renewal: Employee's employment will be renewed automatically for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice sixty (60) days in advance of the beginning of any one-year renewal period that the employment is to be terminated. Either party may elect not to renew this Agreement with or without cause, in which case Employee shall not be entitled to any Severance. Nothing stated in this Agreement or represented orally or in writing to either party shall create an obligation to renew this Agreement.

c.	The employment of the Employee hereunder shall at all times be “at will” and shall continue unless earlier terminated in accordance with the provisions of this Agreement.

2.	Position and Responsibilities

Position: Employee shall hold the titles of Chief Executive Officer (“CEO”) and Principal Financial Officer (“CFO”) and shall report directly to the Board of Directors. Employee's duties and responsibilities shall be commensurate with his positions as CEO and CFO. Employee shall abide by the Corporation's rules, regulations, and practices as they may from time-to-time be adopted or modified.

1

3.	Compensation and Benefits

a.	Base Salary: In consideration of the services to be rendered under this Agreement, the Corporation shall pay Employee a salary at the rate of $30,100 Thirty Thousand One Hundred Dollars per year ("Base Salary") payable in the restricted preferred stock of the Corporation, par value $0.001, or the equivalent of Thirty Million preferred shares in addition to the restricted common stock of the Corporation, par value $0.001, or the equivalent of One Hundred Thousand shares per year (the “Shares”), both are earned in full on the Effective Date each year, subject to deduction for applicable payroll taxes, and non-refundable, non-cancellable, and non-apportionable upon execution hereof and the shares were not, are not, and shall not be construed as a prepayment for future services. The Corporation also agrees that if the Agreement is terminated for any reason, the Shares cannot and will not be returned to the Corporation. The Base Salary may not be decreased, except upon a mutual written agreement between the parties.

b.	Liquidity/Non-Dilution/Non-Split Protection/Enforcement: In consideration of the risk that Employee will take by accepting the Corporation’s restricted and unmarketable Shares as payment in lieu of cash for compensation, employee shall have the following liquidity, non-dilution, and non-reverse-split protection:

As long as Employee holds at least one hundred (100) shares of the Shares immediately prior to the change of control event in this sub-paragraph, for the five-year period following the effective date of a change of control event with the management of the Corporation, Employee shall retain an equity position in the Corporation equivalent to four and 95/100th’s percent (4.95%) of the Corporation’s post-reverse split and share issuance shares. Upon each issuances of the Corporation’s shares regardless of reason, or the incurrence of any debt obligation by the Corporation (whether payable in the Corporation’s equity by its terms or not), whether incurred voluntarily or involuntarily, and upon each reverse-split declared by the Corporation, the Corporation shall automatically issue and deliver to Employee a stock certificate for the Corporation’s preferred shares in the amount of the difference between Employee’s number of post-reverse-split and/or post-dilutive issuance of shares and the number of Employee’s pre-reverse-split and/or pre-dilutive shares.

2

For the purpose of calculating the equity issuable upon settlement of a debt obligation of the Corporation, the issued and outstanding shares of the Corporation of which Employee shall maintain 4.95% shall be based upon the preferred shares theoretically issuable to settle the full principal and interest due on the obligation at maturity based upon the lesser of the value per share actually of $0.001, regardless of whether a settlement will occur, has occurred, or is unlikely to occur.

Corporation may at any reasonable time obtain from Employee evidence of the quantity of Employee’s Shares outstanding.

As long as Employee holds at least one hundred (100) shares of the Shares, the Corporation shall quarterly and annually prepare its financial statements according to generally accepted accounting principles and post them publicly in order for the Employee to be able to sell the Shares in compliance with the requirements of SEC Rule 144.

The parties agree that irreparable damage would occur to Employee’s property and livelihood if this subsection (b) was not performed in accordance with the terms hereof. In addition to any other remedy to which Employee is entitled at law or in equity, this sub-paragraph (b) is enforceable by Employee by the remedy of specific performance, plus payment of all reasonable attorney’s fees, expenses and costs, in addition to special and consequential damages for any loss of market opportunity available to Employee but for the Corporation’s failure to deliver Shares or failure to allow Employee to remove any restriction or restrictive legend from Shares.

c.	Bonus: Employee shall be eligible for any bonus program or plan that is established by the Corporation for similarly situated employees. The Corporation's Compensation Committee, in its sole discretion, may establish a bonus program or plan for Employee.

d.	Benefits: The Corporation will provide Employee with all medical, dental, eye-care, disability and life insurance benefits in accordance with the benefit plans established by the Corporation for similarly-situated executives (as may be amended from time to time in the Corporation's sole discretion) and will pay all premiums for coverage of Employee and his family. The Corporation shall also provide Employee with at least five weeks of paid vacation leave annually, which shall accrue monthly (i.e., 2 1/12th days shall accrue each month) and shall be governed by the Corporation's regular policies and practices regarding vacation leave (as may be amended from time to time in the Corporation's sole discretion). Employee shall also be eligible to participate in any additional benefits made generally available by the Corporation to similarly-situated employees, in accordance with the benefit plans established by the Corporation, which may be amended or terminated at any time in the Corporation's sole discretion.

3

e.	Expenses: The Corporation shall reimburse Employee for all reasonable business expenses incurred in the performance of his or her duties hereunder in accordance with the Corporation's expense reimbursement guidelines.

f.	Indemnification: The Corporation agrees to defend and indemnify Employee against any liability that Employee incurs within the scope of his employment with the Corporation to the fullest extent permitted by the Corporation's certificate of incorporation and by-laws and Delaware corporation's law. The Corporation agrees to provide Employee with Director's and Officer's liability insurance coverage. The Corporation agrees to defend and indemnify Employee and hold Employee harmless against any liability caused by all personal guarantees or other personal obligations that Employee made during his employment with respect to any debts of the Corporation.

4.	Termination

a.	Notwithstanding anything contained in this Agreement to the contrary, the Corporation by written notice to the Employee shall at all times have the right to terminate this Agreement, and the Employee's employment hereunder, with or without cause. For the purposes hereof, "cause" shall be defined to mean any act of the Employee or any failure to act on the part of the Employee which constitutes:

i.	fraud or embezzlement;
ii.	conviction of a felony;
iii.	commission of a crime involving dishonesty;
iv.	a breach of any of the terms, provisions, or obligations of this Agreement.

b.	Notwithstanding anything contained in this Agreement to the contrary, the Corporation by written notice to the Employee shall, at all times, have the right to terminate this Agreement, and the Employee's employment hereunder, if the Employee shall as the result of mental or physical incapacity, illness or disability, be unable or fail to perform reasonably his duties and responsibilities provided for herein for any continuous period of one hundred twenty (120) days during the term of this Agreement.

c.	Notwithstanding anything contained in this Agreement to the contrary, the Employee by written notice to the Employee shall at all times have the right to terminate this Agreement, and the Employee's employment hereunder, with or without cause.

d.	The effective date of a termination of this Agreement shall be the defined as the Termination Date.

4

5.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Agreement):

If to Corporation: InCorp Services, Inc. 919 North Market Street, Suite 950 Wilmington, DE 19801 If to Employee: ATTN: Mr. William R. Alessi, Jr. 20311 Chartwell Center Dr., #1469 Cornelius, NC 28031

6.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties hereto with respect to such subject matter.

7.	Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

8.	Survival. All covenants, agreements, representations and warranties on the part of each of the parties, notwithstanding any waiver of any condition by any of the parties, shall survive for a period ending on the one (1) year anniversary of the Termination Date, unless a later date specifically is referenced in the applicable section, paragraph, or sub-paragraph of this Agreement.

5

9.	Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.	Severability. If any one or more of the terms of this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining terms contained herein shall not in any way be affected or impaired thereby, nor shall the invalidity, illegality or unenforceability of a term herein in one jurisdiction in any way affect or impair such term in any other jurisdiction.

11.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

12.	No third-party beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction).

14.	Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal or state courts located in the County of Mecklenburg in the State of North Carolina, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

15.	Time. Time is of the essence of this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above individually or by their respective officers thereunto duly authorized.

CORPORATION: LONE STAR GOLD, INC.

By:	/s/ William Alessi
William Alessi
It’s Chief Executive Officer

EMPLOYEE:

By:	/s/ William Alessi
William Alessi
Individually

7